Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alfa Corporation:

We consent to incorporation by reference in the registration statements (No. 333-36060 and 333-125294) on Form S-8 and (No. 333-91536) on Form S-3 of Alfa Corporation of our report dated March 7, 2006, with respect to the consolidated statement of income, stockholders’ equity and comprehensive income (loss), and cash flows of Alfa Corporation and subsidiaries for the year ended December 31, 2005, and all related financial statement schedules, which report appears in the December 31, 2007 Annual Report on Form 10-K of Alfa Corporation.

KPMG LLP

Birmingham, Alabama

March 11, 2008